Exhibit 99.1
CSX AMENDS CORPORATE GOVERNANCE GUIDELINES
New Director Resignation Policy Consistent with Trend in Director Elections
JACKSONVILLE, Fla., February 8, 2006 – The board of directors of CSX Corporation (NYSE: CSX) has announced an amendment to the company’s governance guidelines regarding the election of directors.
     The amendment requires a director candidate to submit a resignation to the board’s governance committee if he or she receives more “withhold” votes than “for” votes in an uncontested election. The governance committee will evaluate the tender of the resignation, taking the best interests of the company and its shareholders into account, and will make a recommendation to the board. The board will then make a decision within 90 days of the certification of election.
     “CSX is committed to maintaining and enhancing its strong corporate governance policies and practices,” said Michael J. Ward, CSX chairman, president and chief executive officer. “We support the clear trend among large publicly owned corporations to adopt director election policies that are responsive to shareholder preferences.”
     CSX Corporation, based in Jacksonville, Fla., is one of the leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans 22,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.